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                                                                      Exhibit 99


                                                           FOR IMMEDIATE RELEASE

Contact: Investor Relations
                  Eileen Wallace            John Andrews
                  212-762-7368              212-762-8131

                  Media Relations           John Diat
                  Jeanmarie McFadden        212-761-6403
                  212-761-4059


MORGAN STANLEY GROUP INC. ANNOUNCES RECORD QUARTERLY EARNINGS

NEW YORK, March 27, 1997 -- Morgan Stanley Group Inc. (NYSE:MS) today announced record net income of $316 million, or $1.88 per common share on a primary basis and $1.80 per common share on a fully diluted basis, for the first quarter ended February 28, 1997. Net income for the quarter was 16% above the $273 million, or $1.64 per share on a primary basis and $1.57 per share on a fully diluted basis, earned in the first quarter of fiscal 1996.

Net revenues (total revenues less interest expense) for the first quarter of fiscal 1997 were a record $1,794 million compared with $1,449 million earned in the first quarter of fiscal 1996. The after-tax return on equity for the first quarter of fiscal 1997 was 21.8%.

Earnings for the first quarter excluding the amortization of goodwill associated with the Company's acquisitions during fiscal 1996 of Miller Anderson & Sherrerd, LLP and Van Kampen American Capital, Inc. were $1.93 per share on a primary basis, and $1.85 on a fully diluted basis. The after-tax return on equity excluding the amortization of goodwill was 22.4%.

The Company's two businesses, securities and asset management, both posted strong revenues in the quarter.

Within the Company's securities business, investment banking revenues of $442 million were 11% higher than the first quarter of fiscal 1996 as a result

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of continued strong activity in mergers and acquisitions and underwriting transactions, particularly in investment grade debt. Sales and trading revenues (combined trading, commissions and net interest) of $1,018 million for the first quarter were up 9% over the strong first quarter of fiscal 1996. The low inflationary environment, heightened levels of market volatility, and increased investor trading activity contributed to record revenues in the Company's fixed income and foreign exchange businesses, and near-record revenues in equity and commodities trading.

Asset management revenues of $278 million were 128% above those earned in the first quarter of 1996. First quarter results reflect growth in assets under management and administration and the first full quarter of revenues from Van Kampen American Capital, Inc. which the Company acquired on October 31, 1996. The Company now has approximately $328 billion of assets under management and administration. Of this, approximately $176 billion was under management or supervision by the Company's asset management business, and approximately $152 billion was under administration by the Company's global custody business.

Richard B. Fisher, chairman, and John J. Mack, president, said in a joint statement:

         "We believe the Firm's strong quarterly results reflect not only the favorable operating environment, but also the strength and breadth of Morgan Stanley's businesses and global franchise. We were particularly pleased with the record achievements in fixed income, foreign exchange and asset management as well as the very strong performance in equities, commodities and investment banking. This past quarter has been historic for Morgan Stanley, not only because of our record earnings, but also because of our announced agreement to merge with Dean Witter Discover."

The Company also announced the declaration by its board of directors of a quarterly dividend of 20 cents per common share. The dividend is payable on April 25, 1997 to holders of record on April 4, 1997.

During the quarter, the Company repurchased $62 million of its common stock. The Company ceased open market repurchases of its common stock upon announcement of the merger agreement with Dean Witter, Discover &

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Co. on February 5, 1997. At the time of the merger announcement, the Company's unused stock repurchase authorization was approximately $593 million. In light of the merger announcement, the Company's board of directors has now formally rescinded this stock repurchase authorization.

Total capital (stockholder's equity and long-term debt) at February 28, 1997 was $21.3 billion, including $6.5 billion of common and preferred stockholders' equity. Book value per common share was $34.76, based on quarter-end shares and share-equivalents of 160,254,883.

Morgan Stanley Group Inc. is a global financial services firm with offices in New York, London, Tokyo and other principal financial centers around the world.

                               Table Follows

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                           Morgan Stanley Group Inc.
                  Consolidated Statement of Income (Unaudited)
                        (In millions, except share data)


                                                                    THREE MONTHS
                                                                       ENDED
                                                      ---------------------------------------------
                                                            FEB 28                   FEB 29
                                                             1997                     1996
                                                      --------------------    ---------------------
Revenues:

     Investment banking                                              $442                     $399
     Principal transactions:
         Trading                                                      751                      704
         Investments                                                   56                      (7)
     Commissions                                                      182                      154
     Interest and dividends                                         2,367                    1,933
     Asset management and administration                              278                      122
     Other                                                              -                        3
                                                      --------------------    ---------------------

           Total revenues                                           4,076                    3,308
      Interest expense                                              2,282                    1,859
                                                      --------------------    ---------------------

           Net revenues                                             1,794                    1,449
                                                      --------------------    ---------------------

Expenses excluding interest:

     Compensation and benefits                                        879                      705
     Occupancy and equipment                                          100                       86
     Brokerage, clearing and exchange fees                             84                       66
     Communications                                                    40                       33
     Business development                                              59                       37
     Professional services                                             60                       42
     Other                                                             62                       40
                                                      --------------------    ---------------------

        Total expenses excluding interest                           1,284                    1,009
                                                      --------------------    ---------------------


Income before income taxes                                            510                      440

Provision for income taxes                                            194                      167
                                                      --------------------    ---------------------


Net income                                                           $316                     $273
                                                      ====================    =====================


Earnings applicable to common shares (1)                             $297                     $257
                                                      ====================    =====================

Average common and common equivalent
           shares outstanding  (1)                            158,307,567              156,549,243
                                                      ====================    =====================


Primary earnings per share                                          $1.88                    $1.64
                                                      ====================    =====================

Fully diluted earnings per share                                    $1.80                    $1.57
                                                      ====================    =====================


(1)  For primary earnings per share.